CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information for Allspring SMID Core ETF and Allspring Ultra Short Municipal ETF, each a series of Allspring Exchange-Traded Funds Trust.

/s/ KPMG LLP

Boston, Massachusetts
June 26, 2025